EXHIBIT 99.6

PORTER BANCORP, INC.

Offer to Exchange

Each Outstanding Share of Common Stock of

CITIZENS FIRST CORPORATION

for,

at the election of the shareholder,

$9.00 in cash

or

0.5686 shares of Common Stock of Porter Bancorp, Inc.,

or

$4.50 in cash and 0.2843 shares of Common Stock of Porter Bancorp, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME ON WEDNESDAY, DECEMBER 22, 2009 UNLESS THE OFFER IS EXTENDED.

October 23, 2009

To Our Clients:

Porter Bancorp, Inc. (“Porter”), a Kentucky corporation, is offering, upon the terms and subject to the conditions set forth in the prospectus/offer to exchange dated October 23, 2009 (the “Prospectus”) and in the accompanying letter of transmittal (the “Letter of Transmittal”), to exchange each of the issued and outstanding shares of common stock (“CZFC common shares”), of Citizens First Corporation, a Kentucky corporation (“CZFC”), for $9.00 (the Prospectus and the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer”). Each holder of CZFC common shares may choose to receive this amount in one of the following three forms: $9.00 in cash for each CZFC common share tendered; or 0.5686 shares of the common stock of Porter (“Porter common shares”) for each CZFC common share tendered; or $4.50 in cash and 0.2843 Porter common shares for each CZFC common share tendered. In addition, such holders will receive cash in lieu of any fractional Porter common shares to which they may otherwise be entitled.

In connection with the Offer, enclosed for your consideration are the Prospectus and the related Letter of Transmittal. We are the holder of record of the CZFC common shares held for your account. A tender of such CZFC common shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender CZFC common shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the CZFC common shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Please note carefully the following:

1.    The consideration being offered in exchange for the tender of your CZFC common shares is $9.00 per share, without interest thereon, upon the terms and subject to the conditions set forth in the Prospectus. On the Election Form included with the Prospectus, you are given the choice to receive this amount in one of the following three forms: $9.00 in cash for each CZFC common share; or 0.5686 Porter common shares for each CZFC common share; or $4.50 in cash and 0.2843 Porter common shares for each CZFC common share.

2.    The Offer and withdrawal rights expire at 5:00 P.M., Eastern time, on Wednesday, December 22, 2009, unless the Offer is extended.

3.    The Offer is being made for all of the CZFC common shares.

4.     The Offer is subject to several conditions contained in the Prospectus including, but not limited to (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of CZFC common shares representing at least 51% of the CZFC common shares then outstanding, and (2) certain state and federal regulatory approvals. The Offer is also subject to other terms and conditions contained in the Prospectus. See section of the Prospectus entitled “The Exchange Offer—Conditions of the Offer.”

5.    Any stock transfer taxes applicable to the sale of the CZFC common shares to Porter pursuant to the Offer will be paid by Porter, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

We urge you to read the enclosed Prospectus and Letter of Transmittal regarding the Offer carefully before instructing us to tender any or all of your CZFC common shares. If you wish to have us tender any or all of your CZFC common shares, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your CZFC common shares, all such CZFC common shares will be tendered unless otherwise specified on the instruction form set forth below.

Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration date of the Offer. The Offer and withdrawal rights will expire at 5:00 P.M., Eastern time, on Wednesday, December 22, 2009, unless Porter extends the Offer.

Porter is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Porter becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of CZFC common shares pursuant thereto, Porter will make a good faith effort to comply with such state statute. If, after such good faith effort, Porter cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of CZFC common shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to

Offer to Exchange

Each Outstanding Share of Common Stock of

CITIZENS FIRST CORPORATION

for,

at the election of the shareholder,

$9.00 in cash

or

0.5686 Shares of Common Stock of Porter Bancorp, Inc.,

or

$4.50 in cash and 0.2843 Shares of Common Stock of Porter Bancorp, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange dated October 23, 2009, and the related Letter of Transmittal in connection with the offer by Porter Bancorp, Inc., a Kentucky corporation, to purchase all of the outstanding shares of common stock, no par value (the “CZFC common shares”) of Citizens First Corporation, a Kentucky corporation.

This will instruct you to tender the number of CZFC common shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

Number* of CZFC common shares to be Tendered: CZFC common shares

Account Number:

Dated:

SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone No.:

Taxpayer ID No. or Social Security No.:

Please return this form to the brokerage firm maintaining your account, not to the Depositary, the Information Agent or Porter.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.